
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the Balance
Sheet and Statement of Income and is qualified in its entirety by reference to such financial statements
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                       4,666,597
<SECURITIES>                               172,295,685<F1>
<RECEIVABLES>                                1,233,967
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             6,289,085<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             184,485,334
<CURRENT-LIABILITIES>                           18,716
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   184,372,001<F3>
<OTHER-SE>                                      94,617<F4>
<TOTAL-LIABILITY-AND-EQUITY>               184,485,334
<SALES>                                              0
<TOTAL-REVENUES>                            15,578,710<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             3,557,675<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             12,021,035
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         12,021,035
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                12,021,035
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $139,380,751 and
Mortgage-Backed Securities ("MBS") of $32,914,934
<F2>Includes prepaid acquisition fees and expenses of $11,476,258 net of accumulated amortization of $6,717,429 and prepaid participation servicing fees of $3,803,248 net of accumulated amortization of $2,272,992
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($152,612) and Limited Partners equity of $184,524,613
<F4>Unrealized gain on MBS
<F5>Represents interest income on investments in mortgages and cash
<F6>Includes $1,953,298 of amortization of prepaid fees and expenses
<F7>Net income allocated $360,631 to the General Partners and $11,660,404 to the
Limited Partners. Average net income per Limited Partner interest is $.91 on 12,770,261 Limited Partner interests outstanding.

